Exhibit 23(c)



                       INDEPENDENT AUDITORS' CONSENT



We consent to the use in this Registration Statement of Old Kent Financial Corporation on Form S-4 of the report of Deloitte & Touche dated
January 25, 1994, incorporated by reference in the Annual Report on Form 10-K of First National Bank Corp. for the year ended December 31, 1993, and to the use of the report of Deloitte & Touche dated January 25, 1994, appearing in the Annual Report to Stockholders of First National Bank Corp. for the year ended December 31, 1993 (Appendix B to the Prospectus and Proxy Statement, which is part of this Registration Statement). We also consent to the reference to Deloitte & Touche LLP under the heading "Independent Public Accountants" in the Prospectus and Proxy Statement.




/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Detroit, Michigan
November 9, 1994